UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)	March 12, 2007

PLY GEM HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

 (State or Other Jurisdiction of Incorporation)

333-114041	20-0645710
(Commission File Number)	(IRS Employer Identification No.)

185 PLATTE CLAY WAY
KEARNEY, MISSOURI	64060
(Address of Principal Executive Offices)	(Zip Code)

(800) 800-2244

 (Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause our actual results to differ materially from those implied by the forward-looking statements in this Current Report:

•	our high degree of leverage and significant debt service obligations;
•	restrictions under the indenture governing the notes and our senior credit facilities;
•	the competitive nature of our industry;
•	changes in interest rates, and general economic, home repair and remodeling and new home construction market conditions;
•	changes in the price and availability of raw materials;
•	changes in our relationships with our significant customers

Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this Current Report are set forth in our 2005 Annual Report on Form 10-K. We undertake no obligation to update the forward-looking statements in this filing.

ITEM 2.02     Results of Operations and Financial Condition

In connection with the marketing of its Fifth Amended and Restated Credit Agreement (as described below), Ply Gem Industries, Inc. (“Ply Gem”) will be providing potential lenders with preliminary 2006 financial results in the presentation that is being filed as exhibit 99.1 to this 8-K report.

ITEM 7.01     Regulation FD Disclosure

Ply Gem has commenced marketing of the Fifth Amended and Restated Credit Agreement (the “Amended Credit Facility”), amending the existing Fourth Amended and Restated Credit Agreement (the “Existing Amended Credit Facility”) pursuant to which Ply Gem will borrow (i) $558,720,000 of term loans (the “U.S. Term Loans”) to replace the current outstanding $558,720,000 of term loans and (ii) an additional $105.0 million of term loans (the “Additional U.S. Term Loans”, and together with the U.S. Term Loans, the “Term Loans”) to repay the second lien term loan facility outstanding under the Second Lien Amended and Restated Credit Agreement. The Amended Credit Facility is expected to provide Ply Gem with a $70,000,000 revolving facility (the “Revolving Facility”) to replace the revolving commitment under the Existing Amended Credit Facility along with an additional $10,000,000 revolving facility (the “Additional Revolving Facility”, together with the Revolving Facility, the “Revolving Facilities”).

The indebtedness under the Amended Credit Facility will be guaranteed by all of Ply Gem’s domestic subsidiaries and Ply Gem Holdings, Inc. (“Holdings”, and together with Ply Gem’s domestic subsidiaries, the “Guarantors”). Ply Gem’s obligations under the Amended Credit Facility and the guarantees of the Guarantors will be secured by a first-priority security interest in substantially all of the assets (including equity interests) of Ply Gem and the Guarantors.

The Term Loans and any borrowings under the Revolving Facilities under the Amended Credit Facility will bear interest at LIBOR plus a fixed spread. The maturity of the Amended Credit Facility is not expected to change.

Ply Gem expects that pursuant to the Amended Credit Facility, it will continue to be required to make mandatory prepayments with certain funds, including:

•	the proceeds of asset sales, subject to certain reinvestment rights;

•	insurance proceeds, subject to certain reinvestment rights;

•	indebtedness, except for indebtedness permitted under the agreement; and

•	a portion of excess cash flow, subject to certain timing and other conditions.

The Term Loans are expected to continue to amortize at 1% per annum over the term of the loan, with the remainder payable at maturity. The Refinancing is subject to a prepayment penalty that is expected to be approximately $2.1 million.

The Amended Credit Facility is expected to contain negative covenants customary for “covenant-lite” financings facilities, including limitations on liens, indebtedness (subject to an incurrence test), investments, dividends, restricted payments, acquisitions and sales of assets.

The Amended Credit Facility is expected to contain events of default customary for such financings, including but not limited to nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross default and cross acceleration; change of control; dissolution; insolvency; bankruptcy events; material judgments and actual or asserted invalidity of the guarantees or security documents. Some of these events of default will allow for grace periods and materiality concepts.

The Amended Credit Facility is expected to close in the first quarter of 2007 and will be subject to satisfactory documentation and other customary conditions.

As mentioned above under Item 2.02, in connection with the marketing of Amended Credit Facility, Ply Gem will be providing potential lenders with preliminary 2006 financial results in the presentation that is being filed as exhibit 99.1 to this 8-K report.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of businesses acquired.
Not applicable

(b)	Pro forma financial information.
Not applicable

(c)	Exhibits

Exhibit	Description

99.1	Ply Gem Presentation to Lenders, March 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 12, 2007

PLY GEM HOLDINGS, INC.

By:	/s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Chief Financial Officer, Treasurer and Secretary